Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Annex F and to the incorporation by reference in this Amendment No 1. to the Registration Statement on Form S-4 of our report dated March 16, 2021 (which report includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Second Sight Medical Products, Inc., which report appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gumbiner Savett Inc.

Santa Monica, California

June 16, 2022